Exhibit 10.2

AMENDMENT TO LICENSE AGREEMENT DATED APRIL 6, 2015

WHEREAS:

Benitec Australia Limited, an Australian corporation (ACN 080 299 645) having its registered office at 1-15 Barr Street, Balmain, NSW, Australia 2041, (“Benitec Australia”) and Regen BioPharma, Inc., a United States company having its registered office at 4700 Spring Street, Suite 304, La Mesa, CA 91942 USA, (“Regen BioPharma”)entered into a license agreement ( the “Agreement”) on August 5, 2013. Benitec Australia and Regen BioPharma may be referred to in this Agreement each as a “Party” or collectively as the “Parties.”

WHEREAS:

Section 11.10 of the Agreement states that the Agreement may not be altered, amended or modified in any way except by a writing signed by both Parties.

WHEREAS:

It is the mutual desire of the parties to amend sections of the Agreement

THEREFORE, IT IS AGREED AS FOLLOWS:

Section 3.3. of the Agreement is amended to be and read as follows:

“With regards to payments made on or prior to April 6, 2015:

The payments identified in Sections 3.1 and 3.2 as payable in cash or common stock may be paid in cash or fully paid common stock (restricted for up to six (6) months) in Regen’s parent company Bio-Matrix Scientific Group (OTCQB: BMSN - “BMSN” )– such common stock would be issued at BMSN’s discretion and, in the event that BMSN doesn’t have enough authorized shares available to issue, BMSN may increase the authorized shares so as to allow payment to Benitec Australia. If common stock in BMSN has not been calculated (in accordance with the following) and issued to Benitec Australia within six (6) months of the Effective Date, then Regen BioPharma will pay to Benitec Australia the full cash amount upon that date.

If BMSN determines to issue common stock to Benitec Australia in accordance with this Section 3.3 then it will calculate the number of shares to be issued in accordance with the following:

(1) BMSN will determine the 30 day VWAP (Volume-Weighted Average Price, as determined by BMSN share volumes and prices reported by the OTC Markets Group) of its common stock immediately prior to the date the payment is due; and

(2) BMSN will issue to Benitec that number of shares which is equal to the amount of the payment divided by the 30 day VWAP (step (1) above) rounded up to the nearest whole share.

With regards to payments made subsequent to April 6, 2015

The payments identified in Sections 3.1 and 3.2 as payable in cash or common stock may be paid in cash or fully paid common stock (restricted for up to six (6) months) of Regen Biopharma – such common stock would be issued at Regen Biopharma’s discretion and, in the event that Regen Biopharma doesn’t have enough authorized shares available to issue, Regen Biopharma may increase the authorized shares so as to allow payment to Benitec Australia. If common stock in Regen Biopharma has not been calculated (in accordance with the following) and issued to Benitec Australia within six (6) months of the Effective Date, then Regen BioPharma will pay to Benitec Australia the full cash amount upon that date.

If Regen Biopharma determines to issue common stock to Benitec Australia in accordance with this Section 3.3 then it will calculate the number of shares to be issued in accordance with the following:

(1) Regen Biopharma will determine the 30 day VWAP (Volume-Weighted Average Price, as determined by Regen Biopharma share volumes and prices reported by the Over-the-Counter Bulletin Board) of its common stock immediately prior to the date the payment is due; and

(2) Regen Biopharma will issue to Benitec that number of shares which is equal to the amount of the payment divided by the 30 day VWAP (step (1) above) rounded up to the nearest whole share.”

This amendment is executed on 1st August 2015

Benitec Australia Limited by	Regen Biopharma, Inc.
Name: /s/ Carl Stubbings	Name:/s/ David Koos

Title:Chief Business Officer	Title: CEO